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                                                                    EXHIBIT 99.2


May 19, 2003

Dear Stockholder:

The board of directors of Regent Communications, Inc. has announced the adoption of a stockholder rights plan. This letter briefly describes the rights plan and explains the reasons for adopting it. Enclosed is a document entitled "Summary of Rights to Purchase Preferred Stock" which provides detailed information about the rights plan. We urge you to read it carefully.

The plan is intended to protect your interests as a stockholder if the company and our board are confronted with coercive or unfair takeover tactics. The plan contains provisions designed to safeguard your interests if an unsolicited offer to acquire the company is made, whether through a gradual accumulation of shares in the open market, a partial or two-tiered tender offer that does not treat all stockholders equally, the acquisition in the open market or otherwise of shares constituting control without offering fair value to all stockholders, or other abusive takeover tactics that the board believes are not in your best interests. These tactics may unfairly pressure stockholders, squeezing them out of the full value of their investment without affording any real choice.

Many public companies have rights plans similar to the one we have adopted. We consider the rights plan to be very valuable in protecting both your right to retain your equity investment in the company and to realize the full potential value of that investment, while not precluding a fair acquisition bid for the company.

The board of directors was aware that some people have advanced arguments that securities of the sort we are issuing deter legitimate acquisition proposals. The board carefully considered these views and concluded that the arguments are speculative and do not justify leaving stockholders without the protection afforded by a rights plan.

The plan is not intended to prevent a sale or change in control of the company and will not do so. It is designed to deal with the possibility of unilateral actions by a hostile acquiror and is not intended to affect any prospective offeror willing to complete a strategic business acquisition. The plan will not interfere with a merger or other business combination transaction approved by the board because the rights may be redeemed at the discretion the board under those circumstances.

Issuance of the rights does not in any way adversely affect our financial strength or interfere with our business plan. The issuance of the rights has no dilutive effect, will not affect reported earnings per share, is not taxable to the company or to you, and will not change the way in which you can currently trade our shares. As explained in detail in the enclosed summary, the rights will only become exercisable upon the occurrence of triggering events.

Although the distribution of the rights will not be taxable to you or us, stockholders may recognize taxable income if and when the rights become exercisable or if the rights should ever be redeemed.

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Continuing our growth and maximizing long-term stockholder value are major goals of the board and management.


                                      On behalf of the Board of Directors

                                      /s/ Terry S. Jacobs
                                      -----------------------------------
                                      Chairman of the Board and
                                      Chief Executive Officer